SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	February 28, 2006 (February 27, 2006)

Tri-S Security Corporation

(Exact name of registrant as specified in its charter)

Georgia	0-51148	30-0016962
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		No.)

3700 Mansell Road, Suite 220	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(770) 625-4945

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                Other Events.

On February 27, 2006, Tri-S Security Corporation (the “Company”) filed a Complaint (the “Complaint”) in the United States District Court, Northern District of Georgia, Atlanta Division, against Charles Keathley, Robert Luther, Harold Bright and John Wilson (collectively, the “Selling Shareholders”) alleging, among other things, that: (i) the Selling Shareholders breached certain representations set forth in the Stock Purchase Agreement between the Company and the Selling Shareholders dated as of February 23, 2004 (the “Purchase Agreement”), pursuant to which the Company purchased from the Selling Shareholders all of the outstanding capital stock of Paragon Systems, Inc. (the “Acquisition”) on February 27, 2004; (ii) Messrs. Keathley and Luther violated Section 10(b) of the Securities and Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder in connection with the Acquisition; and (iii) Messrs. Keathley and Luther committed fraud in connection with the Acquisition. In the Complaint, the Company seeks, among other things, (a) an award of damages against the Selling Shareholders; (b) a decree invalidating all the outstanding shares of the Company’s Series C Redeemable Preferred Stock (the “Preferred Stock”), which are held by the Selling Shareholders and were issued as part of the consideration for the Acquisition; (iii) a decree invalidating the Security Agreements entered into by the Company and the Selling Shareholders in connection with the Acquisition, pursuant to which the Company has pledged an aggregate of 40% of the outstanding shares of Paragon to secure the Company’s payment obligations under the Preferred Stock; (iv) an award of punitive damages against Messrs. Keathley and Luther; and (v) an award of attorneys’ fees and costs.

On February 28, 2006, the Company notified the Selling Shareholders that, under Section 6.1(c) of the Purchase Agreement and all applicable common law rights of offset, the Company was exercising its right of offset against the dividend payment otherwise payable by the Company on such date with respect to the Preferred Stock and that the Company would not make such dividend payment.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Ronald G. Farrell, Chief Executive Officer

Dated:  February 28, 2006